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                                                                     EXHIBIT 3.1




                                   CORRECTED

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   VERIO INC.

         VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         A. The name of the corporation is VERIO INC. (hereinafter the "Corporation") and was originally incorporated in the State of Delaware on March 1, 1996 under the name World-Net Access, Inc.

         B. That a Restated Certificate of Incorporation (the "Certificate") was filed by the Secretary of State of Delaware on November 19, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         C.      The defect of said Certificate to be corrected is as follows:
                 The version of the Certificate filed with the Secretary of State of Delaware was not the correct, final version of the Certificate that was approved by the Board of Directors of the Corporation and the stockholders of the Corporation voting thereon.

         D.      The correct Certificate is set forth as follows:

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   VERIO INC.

         VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is VERIO INC. (hereinafter the "Corporation").

         2. The Corporation was originally incorporated in the State of Delaware on March 1, 1996 under the name World-Net Access, Inc.

         3. This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth the




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proposed Restated Certificate of Incorporation, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption thereof; and written notice of such adoption by the stockholders without a meeting by less than unanimous written consent having been given to those stockholders from whom such written consent was not received.

         4. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by restating the text of the original Certificate of Incorporation in full to read as follows:
                                  ARTICLE ONE

         The name of this Corporation is Verio Inc. (the "CORPORATION").

                                  ARTICLE TWO

         The address of the registered office of the Corporation in the State of Delaware is:

                             Corporation Service Company
                             1013 Centre Road
                             Wilmington, DE  19805
                             County of New Castle

         The name of the Corporation's registered agent at such address is the Corporation Service Company.

                                 ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

                                 CAPITAL STOCK

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-three million eight hundred fifty thousand (63,850,000) shares, thirty-five million one hundred thirty-three thousand (35,133,000) shares of which shall be common stock, par value $.001 per share (the "COMMON STOCK"), eighteen million seven hundred seventeen thousand (18,717,000) shares of which shall be Preferred Stock, par value $.001 per share, the rights, preferences, privileges and restrictions of which are set forth herein (the "DESIGNATED PREFERRED





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STOCK") and ten million (10,000,000) shares of which shall be additional
Preferred Stock, par value $.001 per share (the "UNDESIGNATED PREFERRED
STOCK").

         The Undesignated Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of Undesignated Preferred Stock (including the dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof), and the number of shares constituting any such series and the designation thereof. The rights, privileges, preferences, and restrictions of any Undesignated Preferred Stock (a) shall be junior to, and not pari passu with, Designated Preferred Stock with respect to liquidation or dividends and
(b) may be senior to, or pari passu with, Common Stock. Undesignated Preferred Stock shall in no case be redeemable nor shall it have any voting rights other than as provided by the General Corporation Law of the State of Delaware. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

 DESIGNATION OF SERIES AND NUMBER OF AUTHORIZED SHARES OF DESIGNATED PREFERRED
                                     STOCK

         Six million one hundred thousand (6,100,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"), ten million one hundred seventeen thousand (10,117,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED") and two million five hundred thousand (2,500,000) of the authorized shares of preferred stock are hereby designated "Series C Preferred Stock" (the "SERIES C PREFERRED"). The Series A Preferred, the Series B Preferred and the Series C Preferred are collectively referred to herein as the "CONVERTIBLE PREFERRED." The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred and the Series C Preferred are as follows:

         1. DIVIDEND RIGHTS.

            (a) Holders of Series C Preferred, in preference to the holders of any other stock of the Corporation (collectively, "JUNIOR STOCK"), shall be entitled to receive dividends, when and as declared by the Corporation's Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Series A Preferred, Series B Preferred or Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of such class of Junior Stock, the Corporation shall also declare and pay to the holders of the Series C Preferred at the same time that it declares and pays such dividends to the holders of such class of Junior Stock, (i) in the case of a dividend on the Common Stock, the dividends which would have been declared and paid with respect to





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the Common Stock issuable upon conversion of the Series C Preferred had all of the outstanding Series C Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined, or (ii) in the case of a dividend on the Series A Preferred or Series B Preferred (other than a mandatory dividend pursuant to Section 1(c) or 1(e) below), equivalent dividends determined by reference to the ratio that the then-current Series C Liquidation Value bears to the then-current Series A Liquidation Value or the then-current Series B Liquidation Value, as applicable.

            (b) So long as any Series C Preferred remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Series C Preferred (the "REQUIRED C HOLDERS"), the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock. The provisions of this Section 1(b) shall not, however, apply to (i) the acquisition of shares of any Junior Stock solely in exchange for shares of any other Junior Stock, (ii) the payment of cash dividends on the Series A Preferred, Series B Preferred or Common Stock to the extent that equivalent dividends are paid on the Series C Preferred as provided above, or (iii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Corporation's Board of Directors.

            (c) Holders of Series B Preferred, in preference to the holders of Series A Preferred and Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series B Preferred, shall be entitled to receive dividends, when and as declared by the, Corporation's Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Series A Preferred or Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of such class of stock, the Corporation shall also declare and pay to the holders of the Series B Preferred at the same time that it declares and pays such dividends to the holders of such class of stock, (i) in the case of a dividend on the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined, or (ii) in the case of a dividend on the Series A Preferred (other than a mandatory dividend pursuant to Section 1(e) below), equivalent dividends determined by reference to the ratio that the then-current Series B Liquidation Value bears to the then-current Series A Liquidation Value.

            (d) So long as any Series B Preferred remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Series B Preferred (the "REQUIRED B HOLDERS"), the Corporation shall not, nor shall it permit any





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Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any
Series A Preferred or Common Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any shares of Series A Preferred or Common Stock. The provisions of this Section 1(d) shall not, however, apply to (i) the acquisition of shares of any shares of Series A Preferred or Common Stock solely in exchange for shares of Series A Preferred or Common Stock, respectively, (ii) the payment of cash dividends on the Series A Preferred or Common Stock to the extent that equivalent dividends are paid on the Series B Preferred and Series C Preferred as provided above, or
(iii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Corporation's Board of Directors.

            (e) Holders of Series A Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series A Preferred, shall be entitled to receive dividends, when and as declared by the Corporation's Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to holders of Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

            (f) So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of two-thirds of the outstanding shares of Series A Preferred (the "REQUIRED A HOLDERS"), the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any Common Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Common Stock. The provisions of this Section 1(f) shall not, however, apply to (i) the acquisition of shares of any Common Stock solely in exchange for shares of Common Stock, (ii) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Series A Preferred, Series B Preferred and Series C Preferred as provided above, or
(iii) any repurchase of any Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Corporation's Board of Directors.

     2.     VOTING RIGHTS.

            (a) Generally. Except as otherwise provided herein or as required by law, the Convertible Preferred shall vote with the shares of the Common Stock of the Corporation





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(and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Convertible Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Convertible Preferred are convertible pursuant to
Section 5 below as of the close of business on the record date fixed for such meeting or the effective date of such written consent.

            (b) Election of Directors. In the election of directors of the Corporation, the holders of the Series A Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series A Preferred entitled to one vote, shall be entitled to elect four directors to serve on the Corporation's Board of Directors until such persons' successors are duly elected by the holders of the Series A Preferred or such persons are removed from office by the holders of the Series A Preferred. The holders of Series B Preferred who are not also holders or affiliates of holders of Series A Preferred upon the date of first issuance of Series B Preferred to such holder (the "NEW SERIES B INVESTORS"), voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series B Preferred held by the New Series B Investors entitled to one vote, shall be entitled to elect one director to serve on the Corporation's Board of Directors until such person's successor is duly elected by the New Series B Investors or such person is removed from office by the New Series B Investors. If the holders of the Series A Preferred or the New Series B Investors, as the case may be, for any reason fail to elect a director to fill any such directorship, such position shall remain vacant until such time as the holders of the Series A Preferred or the New Series B Investors, as the case may be, elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders.

            (c) Class Vote Requirement. Without the affirmative vote of the holders of two-thirds of the outstanding shares of Convertible Preferred (the "REQUIRED HOLDERS"), the Corporation will not (i) amend the Corporation's Certificate of Incorporation or Bylaws in a manner that adversely affects the holders of the Convertible Preferred, (ii) create, issue or authorize the issuance of any capital stock of the Corporation that is senior to or pari passu with any Series of Convertible Preferred with respect to the payment of dividends, redemptions or payments in connection with the liquidation of the Corporation, (iii) engage in any merger, consolidation, recapitalization, liquidation or sale of substantial assets outside the ordinary course of business, (iv) engage in any business other than the business of the Corporation described in the Corporation's most recent annual business plan approved by the Board of Directors of the Corporation and activities incidental thereto, (v) increase the amount of Reserved Employee Stock, or (vi) engage in any transaction with an affiliate of the Corporation that is not approved by a majority of the Corporation's disinterested directors.

     3.     LIQUIDATION RIGHTS.

            (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the





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holders of any Junior Stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series C Preferred equal to the sum of (i) Eight Dollars ($8.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C Preferred (the "ORIGINAL SERIES C ISSUE PRICE") plus (ii) all declared but unpaid dividends thereon (the "SERIES C LIQUIDATION VALUE"). If, upon any liquidation, dissolution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series C Preferred, then such assets shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b) After payment of the full liquidation preference of the Series C Preferred as set forth in Section 3(a) above, the holders of Series B Preferred shall be entitled to be paid out of the remaining assets of the Corporation an amount with respect to each share of Series B Preferred equal to the sum of (i) Six Dollars ($6.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B Preferred (the "ORIGINAL SERIES B ISSUE PRICE") plus
(ii) all declared but unpaid dividends thereon (the "SERIES B LIQUIDATION VALUE"). If the remaining assets shall be insufficient to make payment in full to all holders of Series B Preferred, then such assets shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (c) After payment of the full liquidation preference of the Series B Preferred and Series C Preferred as set forth in Sections 3(a) and 3(b) above, the holders of Series A Preferred shall be entitled to be paid out of the remaining assets of the Corporation an amount with respect to each share of Series A Preferred equal to the sum of (i) Three Dollars ($3.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A Preferred (the "ORIGINAL SERIES A ISSUE PRICE") plus (ii) all declared but unpaid dividends thereon (the "SERIES A LIQUIDATION VALUE"). If the remaining assets shall be insufficient to make payment in full to all holders of Series A Preferred, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (d) Thereafter, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Common Stock. The holders of Convertible Preferred shall be entitled to participate in distributions to holders of the Common Stock such that, giving effect to all distributions pursuant to Sections 3(a), 3(b) and 3(c) and all exercises of Options and conversions of Convertible Securities effected on or prior to the date on which distributions are made to holders of Common Stock, the holders of Series C Preferred, Series B Preferred and Series A Preferred receive aggregate distributions equal to the greater of the Series C
Liquidation Value, Series B Liquidation Value or the Series A Liquidation
Value, as the case may be, or the amounts that such holders would have received if the Series C Preferred, Series B Preferred or Series A Preferred, as the case may be, had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.





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            (e)      At the option of the Required Holders, and in the event
of an Acquisition or Asset Transfer (as defined below) in which the holders of Series C Preferred would be entitled to receive an amount per share of Series C Preferred less than the Liquidation Value per share of the Series C Preferred, at the option of the holders of one-third in interest of the then outstanding Series C Preferred (voting together as a separate class), but at all times subject to the terms of any debt instruments to which the Corporation is a party, the following events shall be considered a liquidation:

                     (i) any merger, consolidation, business combination, reorganization or recapitalization of the Corporation in which the Corporation is not the surviving entity or in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than fifty percent (50%) of the Corporation's voting power immediately after such transaction, or any transaction or series of related transactions (whether involving the Corporation or its stockholders) in which capital stock representing in excess of fifty percent (50%) of the Corporation's voting power is transferred (an "ACQUISITION"); or

                     (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER").

            4.    REDEMPTION RIGHTS.

            (a)      Scheduled Redemptions.

                     (i) Redemption of Series C Preferred. The Corporation shall redeem all of the then-outstanding Series C Preferred on October 10, 2004 (the "SERIES C REDEMPTION DATE"), at a price per share equal to the Series C Liquidation Value.

                     (ii) Redemption of Series B Preferred. The Corporation shall redeem all of the then-outstanding Series B Preferred on October 20, 2004 (the "SERIES B REDEMPTION DATE"), at a price per share equal to the Series B Liquidation Value.

                     (iii) Redemption of Series A Preferred. The Corporation shall redeem all of the then-outstanding Series A Preferred on October 30, 2004 (the "SERIES A REDEMPTION DATE"), at a price per share equal to the Series A Liquidation Value.

            (b) Redemption Payments. For each share of Convertible Preferred which is to be redeemed hereunder, the Corporation shall be obligated on the applicable Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the applicable Liquidation Value. If the funds of the Corporation legally available for redemption of Convertible Preferred on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the holders of Convertible Preferred to be redeemed based upon the aggregate applicable Liquidation Value of such shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the





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redemption of Convertible Preferred, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

            (c) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of Convertible Preferred to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the applicable Redemption Date. The holders of Convertible Preferred to be redeemed shall in any event have the right to convert their shares into Common Stock at any time prior to the close of business on the Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

            (d) Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Convertible Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of each class of Convertible Preferred on the basis of the relative liquidation values of the Convertible Preferred and the number of shares owned by each such holder.

     5.     CONVERSION RIGHTS.

            The holders of the Convertible Preferred shall have the following rights with respect to the conversion of the Convertible Preferred into shares of Common Stock:

            (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Convertible Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "CONVERSION RATE" then in effect (determined as provided in Section 5(b)) by the number of shares of Convertible Preferred being converted.

            (b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A CONVERSION RATE") shall be the quotient obtained by dividing the Original Series A Issue Price, plus any declared but unpaid dividends thereon, by the "SERIES A CONVERSION PRICE" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B CONVERSION RATE") shall be the quotient obtained by dividing the Original Series B Issue Price, plus any declared but unpaid dividends thereon, by the "SERIES B CONVERSION PRICE" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES C CONVERSION RATE") shall be the quotient obtained by dividing the Original Series C Issue Price, plus any declared but unpaid dividends thereon, by the "SERIES C CONVERSION PRICE" calculated as provided in Section 5(c).





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            (c)      Conversion Price.  The conversion price for the Series A
Preferred (the "SERIES A CONVERSION PRICE") shall initially be the Original Series A Issue Price and shall be adjusted from time to time in accordance with this Section 5. The conversion price for the Series B Preferred (the "SERIES B CONVERSION PRICE") shall initially be the Original Series B Issue Price and shall be adjusted from time to time in accordance with this Section 5. The conversion price for the Series C Preferred (the "SERIES C CONVERSION PRICE") shall initially be the Original Series C Issue Price and shall be adjusted from time to in accordance with this Section 5. The Series A Conversion Price, Series B Conversion Price and the Series C Conversion Price shall collectively be referred to as the "CONVERSION PRICES," and each a "CONVERSION PRICE." All references to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price herein shall mean such Conversion Price as so adjusted. If and whenever on or after the date that the first share of Series C Preferred is issued (the "ORIGINAL ISSUE DATE") the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the applicable Conversion Price for a series of Convertible Preferred in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price of such series of Convertible Preferred shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying such Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining any adjusted Conversion Price, the following shall be applicable (it being understood that none of the foregoing shall be applicable to a Permitted Issuance):

                     (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the applicable Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable





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            upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the applicable Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                     (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the applicable Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of such Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

                     (iii)       Change in Option Price or Conversion Rate.
            If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, each Conversion Price in effect at the time of such change shall be immediately adjusted to the applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, each Conversion Price then in effect hereunder shall be adjusted immediately to the applicable Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                     (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Convertible Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Convertible Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                     (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any give time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, each Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Prices shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

            (f) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Convertible Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Convertible Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Convertible Preferred or with respect to such other securities by their terms.

            (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Convertible Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Convertible Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Convertible Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

            (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Corporation affecting the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Convertible Preferred shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Convertible Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Convertible Preferred) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such reorganization, merger or consolidation assumes, by written instrument satisfactory to the Required Holders, all of the Corporation's obligations hereunder.

            (i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of
(1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the applicable Conversion Prices in effect before and after such adjustment, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preferred.

            (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class or securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(e)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Section 3(e)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (k) Automatic Conversion. Each share of Series A Preferred, Series B Preferred or Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Conversion Price, at any time upon the affirmative vote of the Required A Holders, Required B Holders or the Required C Holders, as the case may be, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least Fifteen Dollars ($15.00) per share (as adjusted for stock splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least Thirty Million Dollars ($30,000,000). Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 5(l).

            (l)      Mechanics of Conversion.

                     (i) Optional Conversion. Each holder of Convertible Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Convertible Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Convertible Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion) or a combination of cash and Common Stock, any declared but unpaid dividends on the shares of Convertible Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Convertible Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                     (ii) Automatic Conversion. Upon the occurrence of the event specified in Section 5(k) above, the outstanding shares of Convertible Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Convertible Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Convertible Preferred at the office of the Corporation or any transfer agent for the Convertible Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Convertible Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or a combination of cash and Common Stock, all declared but unpaid dividends on the shares of Convertible Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of Convertible Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

            (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

     6.     CERTAIN DEFINITIONS.

            "Common Stock Deemed Outstanding" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable pursuant to Options and Convertible Securities outstanding on May 16, 1997 to the extent that such Options and/or Convertible Securities remain outstanding as of the date of determination, plus the number of shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(c)(i) and 5(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

            "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

            "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

            "Permitted Issuance" means (i) any issuance of Common Stock upon conversion of shares of Convertible Preferred, (ii) any issuance of Reserved Employee Stock, (iii) any issuance of warrants to purchase equity securities of the Corporation in connection with a commercial loan or leasing transaction approved by the Corporation's Board of Directors or (iv) any issuance of Common Stock or warrants to purchase equity securities (and the issuance of such equity securities upon the exercise of such warrants) of the Corporation in connection with a debt securities financing (as part of a unit or on a contingent basis) approved by the Corporation's Board of Directors.

            "Reserved Employee Stock" means up to two million seven hundred fifty thousand (2,750,000) shares of Common Stock (including shares of Common Stock covered by presently outstanding options) issuable to employees, directors or consultants of the Corporation and its Subsidiaries as determined by the Corporation's Board of Directors with vesting and buy-back restrictions approved by the Board.

            "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

     7.     AMENDMENT AND WAIVER.

            No amendment, modification or waiver of any of the terms or provisions of the Convertible Preferred shall be binding or effective without the prior written consent of the Required Holders and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders: provided, however, that no amendment, modification or waiver of any of the terms or provisions applicable solely to the Series A Preferred, Series B Preferred or Series C Preferred shall be binding or effective without the prior written consent of the Required A Holders, Required B Holders or Required C Holders, as the case may be. Any amendment, modification or waiver of any of the terms or provisions of the Convertible Preferred in accordance with the provision of the preceding sentence, whether prospective or retroactively effective, shall be binding upon all holders of Convertible Preferred or such series of Convertible Preferred, as the case may be.

     8.     REGISTRATION OF TRANSFER.

            The Corporation shall keep at its principal office a register for the registration of the Convertible Preferred. Upon the surrender of any certificate representing Convertible Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

     9.     REPLACEMENT.

            Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Convertible Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     10.    RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION.

            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible
Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Convertible Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     11.    NOTICES.

            Any notice required by the provisions of this Article Four shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

     12.    PAYMENT OF TAXES.

            The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred so converted were registered.

     13.    NO DILUTION OR IMPAIRMENT.

            The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

     14.    NO REISSUANCE OF CONVERTIBLE PREFERRED.

            No share or shares of Convertible Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                  ARTICLE FIVE

            The Corporation is to have perpetual existence.

                                  ARTICLE SIX

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN

            Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                 ARTICLE EIGHT

            The Corporation shall indemnify, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter by amended.

Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE

            The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE TEN

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, Verio Inc. has caused this Corrected Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this ____ day of December, 1997.

                                        VERIO INC.



                                        By: /s/ Justin Jaschke
                                            ------------------------------------
                                            Justin Jaschke
                                            Chief Executive Officer

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   VERIO INC.


         VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is Verio Inc. (hereinafter the "Corporation").

         2. The Corporation was originally incorporated in the State of Delaware on March 1, 1996 under the name World-Net Access, Inc.

         3. The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Four thereof and replacing it with the following:

                                  "ARTICLE FOUR

                                  CAPITAL STOCK

                  This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is sixty-four million eight hundred fifty thousand (64,850,000) shares, thirty-six million one hundred thirty-three (36,133,000) shares of which shall be common stock, par value $.001 per share (the "Common Stock"), eighteen million seven hundred seventeen thousand (18,717,000) shares of which shall be Preferred Stock, par value $.001 per share, the rights, preferences, privileges and restrictions of which are set forth herein (the "Designated Preferred Stock") and ten million (10,000,000) shares of which shall be additional Preferred Stock, par value $.001 per share (the "Undesignated Preferred Stock")."

                                    * * * * *

         4. The amendment set forth above was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being the Vice President, General Counsel and Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of January, 1998.


                                          VERIO INC.



                                          By:  /s/ CARLA HAMRE DONELSON
                                               ------------------------
                                               Carla Hamre Donelson
                                               Vice President, General Counsel
                                                 and Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   VERIO INC.

         VERIO INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is Verio Inc. (hereinafter the "Corporation").

         2. The Corporation was originally incorporated in the State of Delaware on March 1, 1996 under the name World-Net Access, Inc.

         3. The Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting the definition of "Reserved Employee Stock" contained in Article Four,
                  Section 6 thereof and replacing it with the following definition:

                  "Reserved Employee Stock" means up to three million seven hundred fifty thousand (3,750,000) shares of Common Stock (including shares of Common Stock covered by presently outstanding options) issuable to employees, directors or consultants of the Corporation and its Subsidiaries as determined by the Corporation's Board of Directors with vesting and buy-back restrictions approved by the Board."

         4. The amendment set forth above was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of January, 1998.

                                                  VERIO INC.



                                                  By:  /s/ JUSTIN L. JASCHKE
                                                       -------------------------
                                                       Justin L. Jaschke
                                                       Chief Executive Officer